CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Universal Solar Technology, Inc. and Subsidiary
Zhuhai, China

Gentlemen:

We consent to the use of our report dated March 10, 2008 accompanying the financial statements of Universal Solar Technology, Inc. and Subsidiary contained in the Form S-1 under the Securities  Act of 1933 and to the reference to our firm under the heading “Experts” in the Registration Statement and related prospectus.

/s/ Paritz & Company, P.A.

Hackensack, New Jersey
May 9, 2008